UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2020
Commission File Number: 1-35335

Groupon, Inc.
(Exact name of registrant as specified in its charter)

Delaware	27-0903295
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

600 W Chicago Avenue	60654
Suite 400	(Zip Code)
Chicago
Illinois	(312)	334-1579
(Address of principal executive offices)	(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
        240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRPN	NASDAQ Global Select Market

        Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter)
Emerging growth company  ☐
        If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

On July 17, 2020, in light of the previously disclosed impact of COVID-19 on its business, Groupon, Inc. (the “Company”) entered into an amendment of its existing credit agreement to obtain relief from certain financial covenants and additional flexibility in its operations. Specifically, the Company and certain of its subsidiaries entered into a First Amendment (the “Amendment”) to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019 (the “Existing Credit Agreement”) with JPMorgan Chase Bank, N.A., as Administrative Agent, and the other lenders party to that Existing Credit Agreement. From the date of the Amendment through the end of the first fiscal quarter of 2021 (or an earlier date if elected by the Company) (such period, the “Suspension Period”), the Company will be exempt from certain covenant restrictions to which it was subject under the Existing Credit Agreement, namely to maintain a maximum funded indebtedness to EBITDA ratio, a maximum senior secured indebtedness to EBITDA ratio, a minimum fixed charge coverage ratio, unrestricted cash of not less than $250 million and a minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 70% of the Company’s accrued merchant and supplier payables balance. Additionally, the Amendment provides that during the Suspension Period, the Company will be required to maintain specified minimum quarterly EBITDA levels and to maintain a monthly minimum liquidity balance (including any undrawn amounts under the credit facility) of at least 100% of the Company’s accrued merchant and supplier payables balance for such month plus $50 million. During the Suspension Period, the Amendment further restricts certain existing negative covenants, including with respect to the Company’s ability to make share repurchases, acquisitions, investments and to incur additional indebtedness and liens. After the Suspension Period, these restrictions will revert to those required under the Existing Credit Agreement.

In addition to the foregoing covenant relief, the Amendment modifies the Existing Credit Agreement (as amended, the “Amended Credit Agreement”) by reducing the Company’s senior secured revolving line of credit from $400 million to $225 million. As of June 30, 2020, the Company had $200 million of borrowings and $18.9 million of letters of credit outstanding under the Existing Credit Agreement. Accordingly, the Company did not repay any of these outstanding amounts in connection with the Amendment.

The Amendment also increases pricing during the Suspension Period, raising the ABR and Canadian prime spreads to 1.50%, the fixed rate spreads to 2.50% and the commitment fee to 0.4% on the daily amount of the unused commitments under the Amended Credit Agreement. After the end of the Suspension Period, the applicable spread and commitment fee will revert to the levels set by the Existing Credit Agreement.

The foregoing description of the Amendment and the Amended Credit Agreement is a summary only. It is qualified in its entirety by reference to the full text of the Amendment and the Amended Credit Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits:
Exhibit No.	Description
10.1
First Amendment, dated as of July 17, 2020, among the Company, the subsidiaries of the Company party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto, to the Second Amended and Restated Credit Agreement, dated as of May 14, 2019, among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GROUPON, INC.
Date: July 20, 2020
By: /s/ Melissa Thomas Name: Melissa Thomas Title: Chief Financial Officer